UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 5, 2014
(Date of Report - Date of Earliest Event Reported)

First Cash Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19133 (Commission File Number)	75-2237318 (IRS Employer Identification No.)

690 East Lamar Blvd., Suite 400, Arlington, Texas 76011
(Address of principal executive offices, including zip code)

(817) 460-3947
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 5, 2014, First Cash Financial Services, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) by and among the Company, certain subsidiaries of the Company as loan guarantors, the institutions party thereto as lenders (the “Lenders”) and Wells Fargo NA, as Administrative Agent (the “Administrative Agent”). The Credit Agreement replaces the Existing Credit Agreement, which is defined and described in Item 1.02 below.

The Credit Agreement provides for a revolving credit facility of up to $160,000,000 and the issuance of letters of credit from time to time (the "Facilities"). The Credit Agreement also includes an accordion feature whereby the revolving credit facility may be increased up to an additional $50,000,000 with the consent of any increasing or additional participating Lenders.

The Credit Agreement matures in February 2019 and bears interest, at the Company's option, at either (i) the prevailing LIBOR rate (with interest periods of 1, 2, 3 or 6 months at the Company's option) plus a fixed spread of 2.5% or (ii) the prevailing prime or base rate plus a fixed spread of 1.5%. A letter of credit fee will accrue on all letters of credit outstanding under the Credit Agreement at a rate equal to the then applicable Eurodollar rate margin for revolving loans. The Company is required to pay an annual commitment fee of 0.50% on the average daily unused portion of the Credit Agreement commitment.

The Facilities are guaranteed by substantially all of the Company's domestic subsidiaries and are secured by a pledge of 65% of the voting equity interests in the Company's foreign subsidiaries.

The Credit Agreement includes certain negative covenants which limit or restrict the Company's ability to, among other things, incur indebtedness and liens, make investments, enter into mergers, consolidations, dissolutions or liquidations, engage in transactions with affiliates, make restricted payments or dispose of property or assets. The Credit Agreement also includes customary representations and warranties and affirmative covenants. The Company is required to maintain certain financial ratios and comply with certain financial covenants, including compliance with a leverage ratio of no greater than 2.5 times EBITDA (as defined in the Credit Agreement). The Credit Agreement permits the Company to incur additional indebtedness, subject to customary exceptions, including the incurrence of additional unsecured debt so long as the aggregate principal amount of the commitments under the Credit Agreement plus such additional unsecured debt and foreign third-party loans do not in the aggregate exceed $500,000,000. The Credit Agreement allows the Company to repurchase shares of its stock and to pay cash dividends within certain parameters.

If an event of default occurs under the Facilities, the Administrative Agent may terminate the commitments thereunder, declare amounts outstanding, including principal and accrued interest and fees, payable immediately, and enforce any and all rights and interests. In addition, following an event of default, the Lenders may exercise remedies with respect to the equity collateral including foreclosure and other remedies available to secured creditors.

The Company borrowed $145,870,000 under the revolving credit facility of the Credit Agreement to repay a portion of the amounts outstanding under the Existing Credit Agreement and to pay certain fees and expenses incurred in connection with the Facilities. The remaining amount outstanding under the Existing Credit Agreement was repaid with cash from the Company’s balance sheet. The Company believes it currently has the capacity to borrow the full amount available under the Credit Agreement under the most restrictive covenant of the facility. The Company intends to use future borrowings of revolving loans and letters of credit for general corporate purposes.

With respect to the Lenders, the Company has or may have had customary banking relationships based on the provision of a variety of financial services, including lending, commercial banking and other advisory services.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is filed as Exhibit 10.1 hereto, and incorporated into this report by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On February 5, 2014, the Company borrowed funds under the Credit Agreement together with cash from the Company’s balance sheet to pay in full the existing indebtedness in the amount of $174,000,000 plus accrued interest it owed under the terms of the amended and restated credit agreement, dated as of September 11, 2012, by and among the Company, the institutions party thereto as lenders, and JP Morgan NA, as Administrative Agent and L/C Issuer (as amended, the “Existing Credit Agreement”). The Existing Credit Agreement terminated upon the payment of those amounts.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure of the material terms and conditions of the Credit Agreement contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1
Credit Agreement, dated February 5, 2014, among First Cash Financial Services, Inc., Certain Subsidiaries of the Borrower From Time to Time Party Hereto, the Lenders Party Hereto, and Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 7, 2014	FIRST CASH FINANCIAL SERVICES, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Document
10.1
Credit Agreement, dated February 5, 2014, among First Cash Financial Services, Inc., Certain Subsidiaries of the Borrower From Time to Time Party Hereto, the Lenders Party Hereto, and Wells Fargo Bank, National Association

3